Exhibit 99.1

Behringer Harvard Announces Investment in
Luxury Multifamily Development in Dallas Metro Area

DALLAS, September 19, 2012 — Behringer Harvard announced today its investment in a 444-unit luxury multifamily community slated for development in Allen, Texas, a rapidly growing suburb approximately 20 miles north of Dallas.

Behringer Harvard Multifamily REIT I, Inc. has provided mezzanine financing for the construction of the multifamily community, which began in August 2012. The 19-acre site at 1300 N. Custer Road is on the northeast corner of Custer Road and Ridgeview Drive, just south of the Sam Rayburn Tollway (formerly known as State Highway 121). The first units are expected to be available for lease in May 2013.

“The strategically located construction site is in the desirable Plano/Allen/McKinney submarket, within the path of growth for the northern metro area,” said Mr. Mark T. Alfieri, Chief Operating Officer of Behringer Harvard Multifamily REIT I, Inc. “We believe the community will appeal to young professionals who appreciate high-quality amenities and convenient access to the Hall, Legacy and Granite office parks, as well as other employment centers in north Dallas and Frisco.”

The project will be developed by TDI Real Estate Holdings LLC, a real estate investment firm that focuses on multifamily assets, through a joint venture with Catlyn Capital Corporation, a company that makes opportunistic investments in real estate. TDI is based in Irving, Texas. Financing for the construction of the property will be provided by Texas Capital Bank.

The community will comprise nine residential buildings of three stories each, a separate clubhouse, and surface or garage parking options. Common amenities will include access to a 40-mile hike/bike trail, resort-style pool, business center, fitness center, coffee bar, clubhouse, game room, exterior courtyards at each building, and attached and detached garages. The apartment homes will offer from one to three bedrooms, up to two baths, and an average of 943 square feet each. Units will feature nine-foot ceilings, hardwood-look flooring, walk-in closets, full-size washers and dryers, and kitchens with islands and designer appliances.

Residents will enjoy a suburban lifestyle without sacrificing easy access to the benefits of a major metropolitan area. Allen boasts an excellent independent school district, a high-tech infrastructure and quality business parks. A wide range of shopping, cultural and professional-sports venues are only minutes away. Major nearby traffic arteries include the Sam Rayburn Tollway, U.S. Highway 75, Dallas North Tollway, and President George Bush Turnpike. These highways connect to an extensive interstate highway system providing access to employment centers in the Dallas-Fort Worth Metroplex.

This investment was made through a joint venture between Behringer Harvard Multifamily REIT I, Inc. and PGGM Private Real Estate Fund, an investment vehicle for Dutch pension funds. The portfolio of Behringer Harvard Multifamily REIT I, Inc. includes investments in 48 multifamily communities in 14 states comprising 13,013 apartment homes.

About Behringer Harvard

Behringer Harvard creates, manages and distributes global institutional-quality alternative investment programs for individual and institutional investors. Programs sponsored and managed by the Behringer Harvard group of companies have attracted equity of more than

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$6 billion and made investments into more than $11 billion in assets. For more information, contact our U.S. headquarters toll-free at 866.655.3600 or our European headquarters at 011 49 40 34 9999 90, or visit us online at behringerharvard.com.

This release contains forward-looking statements relating to the business and financial outlook of Behringer Harvard Multifamily REIT I, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors section of Behringer Harvard Multifamily REIT I, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2011, and Quarterly Report on Form 10-Q for the quarter ended June 30, 2012. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Barbara Marler	David Nesmith
Behringer Harvard	Richards Partners for Behringer Harvard
bmarler@behringerharvard.com	david_nesmith@richards.com
469.341.2312	214.891.2864

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